Aircastle Advisor LLC

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

January 8, 2007

Michael Platt

Dear Mike:

It is with great pleasure that we extend to you an offer to join Aircastle Advisor LLC (the “Company” or “Aircastle”).

The details relating to our offer of employment are set forth below. Your responsibilities may change from time to time in accordance with the Company’s business practices.

Title:	Chief Investment Officer.
Start Date:	February 1, 2007. or as soon thereafter as your current employment terminates, but in any event not later than February 26, 2007.
Location:	Stamford, CT, or another location subsequently specified by the Company within 60 miles of Stamford, CT.
Base Salary:	Your base salary shall be paid at the rate of US$300,000, less statutory and voluntary deductions, payable in accordance with the regular payroll practices of the Company.
Discretionary Bonus:

In addition, you are eligible to receive a discretionary annual bonus, however, nothing in this offer letter will entitle you to a discretionary bonus payment, except that you shall be paid a guaranteed bonus in respect of calendar year 2007 (the “2007 Guaranteed Bonus”) in an amount equal to $500,000 in cash. The 2007 Guaranteed Bonus will be paid in two installments as follows: (1) $50,000 shall be paid at the next regular payroll date following your Start Date, (2) $225,000 shall be paid at the next regular payroll date following the relocation of your household to the Stamford, Connecticut area, and (3) $225,000 shall be paid in January 2008. The description of the Company’s bonus plan does not amount to a contract of employment for a definite period of time, and payment of a discretionary bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year. In order to be eligible for any bonus while employed by the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment. For the sake of clarity, you are not entitled to any pro-rata portion of any discretionary bonus if your employment terminates for any reason prior to the payment of any such bonus, except (in the case of the 2007 Guaranteed Bonus) as provided below.

Co-invest:

Within six months following your Start Date, and subject to compliance with the Company’s trading policy and applicable law, it is understood that you will invest between $50,000 and $100,000 in Aircastle Limited shares.

Employment Offer Letter

Michael Platt

Benefits:

Effective your first day of employment, you (and your spouse, registered domestic partner and/or eligible dependents, if any) may at your election be covered under such health insurance plan as covers the Company’s employees, subject to applicable exclusions and limitations. You are eligible to participate in all other perquisite and benefit arrangements generally made available by the Company to employees, subject to the terms of such plans or programs. Each such benefit is subject to modification, including elimination, from to time, at the Company’s sole discretion.

In addition, the Company shall pay or reimburse to you the following:

(1) costs and expenses associated with commuting to and from the Los Angeles area from your Start Date for a period of up to six months, including airfare, hotel, ground transportation, meals and rental car as needed, in the Stamford area, all in accordance with the Company’s travel policy generally;

(2) costs and expenses associated with moving your family and household goods to the Stamford area from the Los Angeles area, which may include costs associated with relocation and buying and selling a house, exclusive of commissions, with all such costs and expenses not to exceed $30,000;

(3) costs and expenses associated with up to two house-hunting trips to the Stamford, CT area for your spouse during the first 6 months of employment, including airfare, hotel, ground transportation, meals and rental car as needed;

(4) the Company will reimburse you for up to $5,000 in legal fees and $2,000 in accounting fees incurred by you in seeking advice on this Agreement and related agreements;

(5) your flights on business travel shall be first class, where available.

Vacation:	20 days per year (prorated for 2007) in accordance with the Company’s vacation policy applicable to employees, as amended from time to time.
Policies and Procedures:

You agree to comply fully with all of the Company's policies and procedures applicable to employees, as amended from time to time, copies of which shall be provided to you or made available to you by electronic means.

Employment Offer Letter

Michael Platt

Certain Definitions:

“Cause” means (i) the continued failure by Employee substantially to perform his duties and obligations to the Company, including without limitation, repeated refusal to follow the reasonable directions of the Company, knowing violation of law in the course of performance of the duties of Employee's employment with the Company (or any subsidiary or affiliate), engaging in misconduct which is materially injurious to the Company (or any subsidiary or affiliate), repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company's (or any subsidiary's or affiliate's) premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) fraud or material dishonesty against the Company or any subsidiary or affiliate; (iii) a conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty; or (iv) Employee’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time provided that Employee shall have been delivered a copy of such policies or notice that they have been posted on a Company, subsidiary or affiliate website prior to such compliance failure, and provided that Employee has received notice of such compliance failure and has not cured such failure within 30 days of receiving such notice; or (v) Employee’s commission of any material breach of any of the provisions or covenants hereof..

With respect to Employee and any grants made to Employee under the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan, the foregoing definition of "Cause" shall override the definition of "Cause" in such Plan.

“Good Reason” means (i) the Company’s failure to pay any portion of base salary or other agreed payments (including those described in clauses (1)-(4) of “Benefits” above) within 30 days after the same are due; (ii) elimination of the position of Chief Investment Officer, or a material diminution of the overall duties and responsibilities of the Chief Investment Officer, in either case which continues for 90 days following notice from Employee; (iii) a requirement for Employee to report to anyone other than the Chief Executive Officer or the Board of Directors (or committee thereof) of the Company; or (iv) if Employee shall receive less than $600,000 in base salary, discretionary bonus and dividends on unvested Aircastle Limited shares (if any) in any calendar year, and shall resign within 60 days following the end of such calendar year.

Employment Offer Letter

Michael Platt

Employment Relationship:

You are an at-will employee. This employment offer letter is not a contract of employment for any specific period of time, and your employment may be terminated by you or by the Company at any time for any reason, no reason with or without prior notice or Cause. Notwithstanding the foregoing, you agree to provide the Company with at least 30 days advance written notice of any resignation.

In the event that you are terminated by the Company, then:

(i)          if you are terminated without Cause, then:

(a)      if such termination occurs at any time after your Start Date and prior to the date on which you have been paid your Guaranteed 2007 Bonus in full, you shall be paid an amount equal to the that portion of your Guaranteed 2007 Bonus which then remains unpaid (in addition to any base salary or dividends that you may have already received), such amount to be paid within thirty (30) days of such termination, and

(b)     if such termination occurs at any time after your Start Date and prior to January 15, 2009, you shall be paid an amount equal to $750,000 (in addition to any base salary or dividends that you may have already received), such amount to be paid within thirty (30) days of such termination in each case, provided you sign a separation agreement prepared by the Company which includes a general release of claims against the Company and its subsidiaries and affiliates (a “Separation Agreement”). If the termination would result in you receiving less than $750,000 under this clause (i), the Company agrees to provide 90 days notice prior to termination (or pay in lieu of such notice); if you would receive at least $750,000 upon termination, the Company agrees to provide 30 days notice prior to termination (or pay in lieu of such notice).

(ii)         if you are terminated for any other reason (including Cause, or following your death or disability), then no termination payments shall be made by the Company; provided that if your employment is terminated because of your death or disability prior to receiving the Guaranteed 2007 Bonus in full, you will be entitled to receive a pro rata portion of the Guaranteed 2007 Bonus, based on the number of days elapsed between the Start Date and such termination as compared to the number of days between the Start Date and December 31, 2007 (to the extent that such pro rata portion exceeds the portion of the Guaranteed 2007 Bonus which has already been paid).

If you resign from the Company with Good Reason, then clause (i) above will apply as if you were terminated without Cause. If you resign for any other reason, then no termination payments shall be made by the Company.

Your Representations:

You represent that:

(i)          you are free to be employed hereunder without any contractual restrictions, express or implied, with respect to any of your prior employer(s).

(ii)         you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential or proprietary information belonging to any of your prior employer(s) or connected with or derived from your services to prior employer(s), and you have returned to all prior employers any and all such confidential or proprietary information.

(iii)       the Company and the Aircastle Group have informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company or any affiliate, and that you have agreed and hereby do agree that you will not use any such confidential or proprietary information.

Certain Covenants:

Enclosed is a Confidentiality, Developments and No-solicitation Agreement (“Agreement”) for your review and execution. Your execution of the Agreement is a term and condition of employment and must be presented on your start date.

Employment Offer Letter

Michael Platt

Entire Offer:

This letter contains the entire terms of the Company’s employment offer and supersedes all prior statements, promises, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written by any office, manager, employee or representative of the Company and is not subject to modification, except in writing signed by the parties. In addition, you represent and agree that you shall not be entitled to any equity interest, profits interest or other interest in any member of the Aircastle Group (including in any fund or other business managed by it or any of its affiliates) except as set forth in a writing signed by the Company. The Company’s affiliates are intended beneficiaries of your agreement in this regard.

Governing Law; Jurisdiction:

The Company’s offer of employment shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of law thereof. THE PARTIES HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN THE CITY OF STAMFORD AND HEREBY WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT.

*	*	*	*

We look forward to a successful employment relationship with you. If the foregoing terms of employment are acceptable, please so indicate by signing in the space provided below and returning to us

Employment Offer Letter

Michael Platt

an executed copy of this letter agreement on or prior to January 19, 2007, the date on which the offer of employment set out in this letter agreement shall expire if not accepted by you.

Very truly yours,

AIRCASTLE ADVISOR LLC

By: /s/ Ron Wainshal

Accepted and agreed to, this 8th day of January, 2007:

/s/ Michael Platt

MICHAEL PLATT